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                                                                 EXHIBIT 4.1


                               SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE (this "SUPPLEMENTAL INDENTURE"), dated as of September 3, 1999 between Falcon Building Products, Inc., a Delaware corporation (the "COMPANY"), and Harris Trust and Savings Bank, as trustee under the indentures referred to below (the "TRUSTEE").

                                      RECITALS

     1. On June 17, 1997, the Company issued (i) $145 million 9 1/2% Senior Subordinated Notes (the "9 1/2% NOTES") pursuant to an Indenture between the Company and the Trustee (as amended from time to time, the "9 1/2% INDENTURE") and (ii) $170 million aggregate principal amount at maturity of 10 1/2% Senior Subordinated Discount Notes (the "10 1/2% NOTES" and together with the 9 1/2% Notes, the "NOTES") pursuant to an Indenture between the Company and the Trustee (as amended from time to time, the "10 1/2% INDENTURE" and together with the 9 1/2% Indenture, the "INDENTURES").

     2. Falcon Manufacturing, Inc. ("FMI") is a direct wholly-owned subsidiary of the Company and DeVilbiss Air Power Company ("DEVILBISS") is a direct wholly-owned subsidiary of FMI.

     3.   FMI and DeVilbiss are Guarantors under the Indentures.

     4. The Company has entered into a Stock Purchase Agreement dated as of August 12, 1999 with Pentair, Inc., pursuant to which Pentair has agreed to purchase all of the outstanding capital stock of FMI.

     5. Section 11.04 of the Indentures provide that upon the sale of all of the capital stock of any Guarantor, such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

     6. Section 9.01(iv) of the Indentures permit an amendment to the Indentures to release FMI and DeVilbiss as Guarantors and, pursuant to
Section 9.06 of the Indentures, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indentures.


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     2.  RELEASE OF SUBSIDIARY GUARANTEES.  From and after the date hereof,
FMI and DeVilbiss shall be forever released and discharged from each of their Subsidiary Guarantees and shall have no liability whatsoever in respect of the Notes or the Indentures.

     3. GOVERNING LAW. The internal laws of the State of New York shall govern this Supplemental Indenture, without regard to the conflict of laws provisions thereof.

     4. EFFECT OF SUPPLEMENTAL INDENTURES. Except as expressly provided in this Supplemental Indenture, all terms and provisions of the Indentures shall remain in full force and effect without modification.

     5. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Faxed signatures shall be treated as original signatures for all purposes.





                          [Signatures Appear on Next Page]



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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.

                                    FALCON BUILDING PRODUCTS, INC.

                                         /s/ Gus J. Athas
                                    By:  _____________________________
                                         Gus J. Athas,
                                         Executive Vice President,
                                         General Counsel and Secretary

                                         /s/ Anthony J. Navitsky
                                    By:  _____________________________
                                         Anthony J. Navitsky,
                                         Vice President-Finance
                                         and Treasurer


                                    HARRIS TRUST AND SAVINGS BANK
                                    as Trustee


                                         /s/ Daniel G. Donovan
                                    By:  _____________________________
                                         Name:  Daniel G. Donovan
                                         Title: Assistant Vice President




























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